FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR 2016 FOURTH QUARTER

•
Q4 Net Income of $0.83 Per Share Includes $0.16 Per Share of Insurance and Tax Benefits; Prior Year Net Income of $0.64 Per Share Included Benefit of $0.07 Per Share from Insurance and Mortgage Reserve Reversals

•	Net New Orders Increased 15% to 4,202 Homes; Value of Net New Orders Increased 22% to $1.7 Billion

•	Closings Increased 9% to 6,197 Homes; Average Sales Price Up 11% to $391,000

•	Home Sale Revenues Higher by 21% to $2.4 Billion

•	Unit Backlog Increased 10% to 7,422 Homes; Backlog Value Up 20% to $2.9 Billion

•	Year-end Cash Balance of $723 Million After Repurchasing $252 Million of Shares in the Quarter

ATLANTA, Jan. 26, 2017 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2016. For the quarter, PulteGroup reported net income of $273 million, or $0.83 per share, inclusive of $0.16 per share of insurance and income tax benefits. Prior year reported net income of $228 million, or $0.64 per share, included $0.07 per share of benefits associated with the reversal of certain mortgage and insurance reserves.

“With the gains achieved in our fourth quarter results, PulteGroup completed a year in which it realized significant growth, including double-digit year-over-year increases in orders, closings, revenues, net income and backlog,” said Ryan Marshall, President and CEO of PulteGroup. “Consistent with the Company’s long-term objectives, our outstanding 2016 operating results drove strong returns on invested capital, which we view as an important component to delivering increased shareholder value over the housing cycle.

“The gains PulteGroup realized for the quarter and full year reflect the successful investments we are making into our business, in combination with the positive demand conditions that continue in the housing market. We believe that continued favorable trends in the economy, job growth, demographics and consumer confidence can more than offset the impact of modestly higher rates, allowing the housing recovery to continue at a steady pace.”

Fourth Quarter Results

Home sale revenues for the fourth quarter totaled $2.4 billion, an increase of 21% over the prior year. Higher revenues for the period were driven by a 9% increase in closings to 6,197 homes, combined with an 11% increase in average selling price to $391,000. The Company’s average selling price continues to benefit from a shift in the mix of homes closed, along with price increases realized by all three of the Company’s national brands: Centex, Pulte Homes and Del Webb.

Beginning with this quarter’s reporting, the Company reclassified internal and external sales commission expense from home sale cost of revenues to SG&A in order to be more consistent with a majority of its peers. Based on this reclassification of commission expense, the Company’s reported home sale gross margin was 24.8% in the fourth quarter.  Commission expense was 3.5% of revenue in the quarter.

SG&A expense in the fourth quarter, including commissions, was $208 million, or 8.6% of home sale revenues. Fourth quarter SG&A includes a $55 million benefit relating to a reversal of construction related insurance reserves in the period. SG&A expense, including commissions, in the fourth quarter of 2015 was $210 million, or 10.5% of home sale revenues. Prior year SG&A included a $30 million benefit relating to a reversal of construction related insurance reserves.

For the quarter, net new orders increased 15% over the prior year to 4,202 homes. The dollar value of fourth quarter orders increased 22% over the prior year to $1.7 billion. The Company ended the year with 726 active communities, which represents an increase of 17% over the comparable prior year period.

PulteGroup’s year-end backlog of 7,422 homes, valued at $2.9 billion, compares with prior year backlog of 6,731 homes, valued at $2.5 billion. The average selling price in backlog increased 9% over the prior year to $396,000, which reflects a continued mix shift toward higher priced homes and moderate price increases.

The Company's financial services operations reported pretax income for the quarter of $25 million. Prior year financial services pretax income of $29 million included a $12 million benefit relating to a reversal of mortgage repurchase reserves. Financial services pretax income primarily benefitted from higher closing volumes in the Company’s homebuilding operations and a fourth quarter capture rate of 82%.

For the quarter, the Company reported $141 million of income tax expense representing an effective tax rate of 34%. The Company’s effective tax rate for the quarter was lower than its previous guidance of 38%. due to the recognition of energy efficient home credits, as well as a deferred tax benefit relating to a legal entity restructuring.

During the fourth quarter, the Company repurchased 13.2 million common shares for $252 million, or an average price of $19.07 per share. The Company ended the year with a cash balance of $723 million.

A conference call discussing PulteGroup's fourth quarter results will be held Thursday, January 26, 2017, at 8:30 a.m. Eastern Time, and webcast live via www.pultegroupinc.com. Interested investors can access the call via the Company's home page at www.pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company's fourth quarter results.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Homebuilding
Home sale revenues	$2,423,472	$1,997,309	$7,451,315	$5,792,675
Land sale revenues	15,431	20,885	36,035	48,536
	2,438,903	2,018,194	7,487,350	5,841,211
Financial Services	54,175	43,434	181,126	140,753
Total revenues	2,493,078	2,061,628	7,668,476	5,981,964

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,821,672)	(1,456,186)	(5,587,974)	(4,235,945)
Land sale cost of revenues	(14,256)	(13,867)	(32,115)	(35,858)
	(1,835,928)	(1,470,053)	(5,620,089)	(4,271,803)

Financial Services expenses	(29,370)	(14,138)	(108,573)	(82,047)
Selling, general, and administrative expenses	(207,647)	(210,398)	(957,150)	(794,728)
Other expense, net	(6,412)	6,276	(48,814)	(17,363)
Income before income taxes	413,721	373,315	933,850	816,023
Income tax expense	(140,549)	(145,288)	(331,147)	(321,933)
Net income	$273,172	$228,027	$602,703	$494,090

Net income per share:
Basic	$0.83	$0.65	$1.76	$1.38
Diluted	$0.83	$0.64	$1.75	$1.36
Cash dividends declared	$0.09	$0.09	$0.36	$0.33

Number of shares used in calculation:
Basic	325,975	348,699	339,747	356,576
Effect of dilutive securities	1,834	3,047	2,376	3,217
Diluted	327,809	351,746	342,123	359,793

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2016	December 31, 2015

ASSETS

Cash and equivalents	$698,882	$754,161
Restricted cash	24,366	21,274
Total cash, cash equivalents, and restricted cash	723,248	775,435
House and land inventory	6,770,655	5,450,058
Land held for sale	31,728	81,492
Residential mortgage loans available-for-sale	539,496	442,715
Investments in unconsolidated entities	51,447	41,267
Other assets	857,426	893,345
Intangible assets	154,792	110,215
Deferred tax assets, net	1,049,408	1,394,879
	$10,178,200	$9,189,406

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$405,455	$327,725
Customer deposits	187,891	186,141
Accrued and other liabilities	1,448,994	1,516,783
Income tax liabilities	34,860	57,050
Financial Services debt	331,621	267,877
Term loan	—	498,423
Senior notes	3,110,016	1,576,082
Total liabilities	5,518,837	4,430,081
Shareholders' equity	4,659,363	4,759,325
	$10,178,200	$9,189,406

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$602,703	$494,090
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	334,787	311,699
Write-down of land and deposits and pre-acquisition costs	19,357	11,467
Depreciation and amortization	54,007	46,222
Share-based compensation expense	22,228	24,752
Loss on debt retirements	657	—
Other, net	1,614	(4,865)
Increase (decrease) in cash due to:
Inventories	(897,092)	(917,298)
Residential mortgage loans available-for-sale	(99,527)	(104,609)
Other assets	(45,721)	(175,150)
Accounts payable, accrued and other liabilities	75,257	(23,898)
Net cash provided by (used in) operating activities	68,270	(337,590)
Cash flows from investing activities:
Capital expenditures	(39,295)	(45,440)
Investment in unconsolidated subsidiaries	(14,539)	(454)
Cash used for business acquisition	(430,458)	—
Other investing activities, net	13,100	11,330
Net cash used in investing activities	(471,192)	(34,564)
Cash flows from financing activities:
Proceeds from debt issuance	1,995,937	498,087
Repayments of debt	(986,919)	(239,193)
Borrowings under revolving credit facility	619,000	125,000
Repayments under revolving credit facility	(619,000)	(125,000)
Financial Services borrowings	63,744	127,636
Stock option exercises	5,845	10,535
Share repurchases	(603,206)	(442,738)
Dividends paid	(124,666)	(115,958)
Net cash provided by (used in) financing activities	350,735	(161,631)
Net increase (decrease)	(52,187)	(533,785)
Cash, cash equivalents and restricted cash at beginning of period	775,435	1,309,220
Cash, cash equivalents and restricted cash at end of period	$723,248	$775,435

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(26,538)	$(4,193)
Income taxes paid (refunded), net	$2,743	$(5,654)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
HOMEBUILDING:
Home sale revenues	$2,423,472	$1,997,309	$7,451,315	$5,792,675
Land sale revenues	15,431	20,885	36,035	48,536
Total Homebuilding revenues	2,438,903	2,018,194	7,487,350	5,841,211

Home sale cost of revenues	(1,821,672)	(1,456,186)	(5,587,974)	(4,235,945)
Land sale cost of revenues	(14,256)	(13,867)	(32,115)	(35,858)
Selling, general, and administrative expenses	(207,647)	(210,398)	(957,150)	(794,728)
Other income (expense), net	(6,604)	6,276	(49,345)	(17,363)
Income before income taxes	$388,724	$344,019	$860,766	$757,317

FINANCIAL SERVICES:
Income before income taxes	$24,997	$29,296	$73,084	$58,706

CONSOLIDATED:
Income before income taxes	$413,721	$373,315	$933,850	$816,023

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Home sale revenues	$2,423,472	$1,997,309	$7,451,315	$5,792,675

Closings - units
Northeast	529	531	1,418	1,496
Southeast (a)	1,102	1,027	3,901	3,276
Florida	1,093	986	3,441	2,896
Midwest	1,142	977	3,418	2,961
Texas	1,080	1,036	3,726	3,357
West	1,251	1,105	4,047	3,141
	6,197	5,662	19,951	17,127
Average selling price	$391	$353	$373	$338

Net new orders - units
Northeast	306	253	1,361	1,479
Southeast (a)	804	695	3,810	3,454
Florida	705	697	3,585	3,168
Midwest	766	630	3,636	2,862
Texas	784	621	3,793	3,429
West	837	763	4,141	3,616
	4,202	3,659	20,326	18,008
Net new orders - dollars (b)	$1,666,066	$1,364,821	$7,753,399	$6,305,380

			December 31,
			2016	2015
Unit backlog
Northeast			387	444
Southeast (a)			1,371	1,146
Florida			1,418	1,274
Midwest			1,307	1,089
Texas			1,412	1,345
West			1,527	1,433
			7,422	6,731
Dollars in backlog			$2,941,512	$2,456,565

(a)	Southeast includes the acquisition in January 2016 of substantially all of the assets of JW Homes ("Wieland").

(b)
Net new orders excludes backlog acquired from Wieland in January 2016. Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
MORTGAGE ORIGINATIONS:
Origination volume	4,250	3,820	13,373	11,435
Origination principal	$1,225,568	$1,013,140	$3,706,745	$2,929,531
Capture rate	81.8%	82.8%	81.2%	82.9%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Interest in inventory, beginning of period	$176,661	$155,781	$149,498	$167,638
Interest capitalized	44,961	29,896	160,506	120,001
Interest expensed	(35,525)	(36,179)	(123,907)	(138,141)
Interest in inventory, end of period	$186,097	$149,498	$186,097	$149,498